EXHIBIT 4.9

HALLADOR PETROLEUM COMPANY

November 21, 2005

Mr. Lynn A. Peterson
Kodiak Oil & Gas Corp.
1625 Broadway, Suite 330
Denver, CO 80202

Re:	Grizzly Prospect McKenzie County, North Dakota

Dear Lynn:

As we agreed this morning, Hallador will re-sell its 37.5% interest in Grizzly Prospect to Kodiak on an actual cost basis. Closing will be on Thursday, December 1, 2005.

A spreadsheet detailing our jointly held acreage is attached. We are prepared to assign our interest in this acreage as you direct and will deliver those assignments to you when requested. In exchange, by noon on November 29, 2005, Kodiak will wire transfer $1,616,081.17 to our account at US Bank, ABA 102000021, Account #122701609978.

Our AMI is hereby dissolved, and Hallador agrees not to compete within that area through December 31, 2007.

If the above correctly sets forth our understanding, please so indicate by signing in the space provided below. Thank you for your cooperation, Lynn. It has been a pleasure working with your group, and I hope we will have the opportunity to do so again.

Yours very truly, /s/ Victor P. Stabio Victor P. Stabio Chief Executive Officer and President

Attachment

Agreed to and accepted this 21st day of November, 2005.

Kodiak Oil & Gas Corp.

By:  /s/ Lynn A. Peterson
        Lynn A. Peterson, President

EXECUTIVE OFFICE: 1660 LINCOLN STREET, SUITE 2700, DENVER, COLORADO 80264, 303/839-5504, FAX 303/832-3013